Exhibit 99.1

Conference call:	Today, May 10, 2012 at 4:30 p.m. ET
Webcast / Replay URL:	www.wave.com/news/webcasts
Dial-in numbers:	415-226-5361 or 212-231-2915

Wave Reports Q1 Revenues of $7M and

Reviews Industry and Sales Pipeline Progress

Lee, MA—May 10, 2012—Wave Systems Corp. (NASDAQ: WAVX) today reported financial results for its first quarter (Q1) ended March 31, 2012 and reviewed recent progress.

“Wave has made significant strides to date in 2012, extending our reach into exciting new markets like mobile, expanding our channel partnerships and increasing the number and quality of customer prospects in our sales pipeline on a global basis,” commented Wave CEO Steven Sprague. “We’ve long espoused the benefits of trusted computing and this year, more than ever, we’re seeing interest in the market. The National Institute of Standards and Technology (NIST) has published standards that call for industry standard hardware security to help thwart today’s most serious cyber threats. Microsoft, too, has stepped up awareness with its new Windows 8 operating system that builds upon the advanced security features pioneered by Wave and the Trusted Computing Group.

“In the sales realm, we are continuing to work to expand our pipeline of qualified sales opportunities,” Mr. Sprague continued. “Within the complex security market, the timing of enterprise deals remains hard to predict, causing quarterly fluctuations in results, as was the case in Q1, historically the weakest period of contract activity each year. Q1 also saw an anticipated reduction of $2.4 million from Q4 ‘11 in revenue recognized from two large enterprise customers.

“Also impacting our Q1 sales performance was the well-publicized disruption in the hard drive supply chain as a result of floods in Asia. The drawdown of available devices at year-end impacted product pricing and availability more than anticipated in Q1 and so far in Q2, though we expect a return to normal conditions in the near term with a corresponding benefit to our sales. We have increased our investment in expanding and cross-training our global sales team the past several quarters and are working to realize benefits from this effort in the coming months.

“The growing number of deployments, increased media coverage over security threats, and an expanding customer base are all factors that, we believe, will help our sales and channel efforts to secure proposals and contracts in the months ahead. We have seen encouraging initial traction for our cloud-based encryption management service in Q1, with several paid pilots initiated during the period. For these and other reasons, we remain optimistic in our sales outlook going forward.

“Finally, I did want to comment briefly on the launch of scrambls last week, a service that gives users lasting control of everything they write and share over social networks,” Mr. Sprague continued. “We developed scrambls in-house and launched it for a modest investment. Scrambls leverages our security expertise to extend Wave’s business into the consumer segment, while also providing a powerful enterprise business model. Managing, protecting and controlling social media and web content is a large and growing challenge that is gaining interest in the industry.”

Recent Developments:

•                  Wave Introduces Scrambls: Secure Personal Sharing for Social Networks and Websites

•                  Wave’s Award-Winning Endpoint Security Portfolio Now Available to CDW Customers

•                  Wave Partners with Vigil Software to Further Channel Expansion in Europe

Financial Review

As previously reported, because Wave has not yet achieved vendor specific objective evidence for the fair value of the maintenance component of its software license agreements within its “large” customer class (those with orders of more than 5,000 licenses), revenue from these orders is recorded ratably over the initial maintenance term, which is typically twelve months. This accounting treatment affected the recording of revenue from two large customer license sales in 2011.

In Q1 ’12, Wave reported total net revenues of $7.0 million, compared with $7.5 million in Q1 ’11 and $11.0 million in Q4 ’11. Both Q1’11 and Q4’11 net revenues benefitted from large enterprise customer licenses that were recorded ratably during 2011, amounting to $1.7 million in Q1 ‘11 and $2.7 million in Q4 ’11. As these licenses were fully recognized by the end of 2011, Q1’12 reflected only maintenance revenues from these two customers, totaling approximately $0.4 million.  Q1 ’12 and Q4 ’11 total net revenues also included $1.1 million and $1.6 million, respectively, from Safend, Wave’s wholly-owned subsidiary acquired at the end of Q3 ’11.

Total billings were $6.7 million in Q1 ’12, compared with $5.6 million in Q1 ’11 and $11.5 million in Q4 ’11.  Q1 ’12 and Q4 ’11 total billings included $1.6 million and $1.8 million, respectively, from Safend. A reconciliation of total net revenues to total billings is provided below.

Wave continues to invest aggressively in its sales and marketing initiatives which it believes are critical to the expansion of its market awareness, sales pipeline and geographic reach. Significant investments are also being made in R&D in support of Wave’s growing base of OEM relationships, for the development of new products, the enhancement of existing products, for expansion into complementary new markets and to maintain pace with ongoing technological change.

As a result of increased staffing and other costs to support these initiatives, including the addition of Safend, Wave’s Q1 ‘12 combined SG&A and R&D expenses increased $5.4 million and $0.6 million as compared to Q1 ’11 and

Q4 ’11, respectively. Included in SG&A and R&D expenses is non-cash stock-based compensation expense of $1.4 million for Q1 ’12 and Q4 ’11 and $1.2 million for Q1 ’11, reflecting expansion of Wave’s global staffing over the past year.

Wave recorded a Q1 ’12 net loss of $8.3 million, or $0.09 per basic and diluted share, compared to a Q1 ’11 net loss of $2.3 million, or $0.03 per basic and diluted share, and a Q4 ’11 net loss of $4.9 million, or $0.05 per basic and diluted share. Per share figures are based on a weighted average number of basic shares outstanding during Q1 ‘12, Q1 ’11 and Q4’11 of 90.2 million, 82.2 million and 88.5 million, respectively.

Wave reports EBITDAS, a non-GAAP measure defined as earnings before interest income (expense), income taxes, depreciation and amortization and stock-based compensation expense, in order to highlight its operational performance on a cash-flow basis. Wave recorded negative EBITDAS of $6.4 million in Q1 ’12, compared with negative EBITDAS of $0.9 million in Q1 ’11 and negative EBITDAS of $2.8 million in Q4 ’11.

Wave’s cash and cash equivalents were $2.3 million at March 31, 2012, as compared to $3.4 million at December 31, 2011. As of March 31, 2012, Wave’s total current assets were $7.4 million and total current liabilities, including the current portion of deferred revenue of $5.7 million, were $13.3 million. To date in Q2 ’12, Wave has issued a total of 1.0 million shares of its Class A common stock through its At The Market Issuance (ATM) structure at an average price of $1.57 per share, for net proceeds of $1.5 million after deducting offering costs of $47,000. As previously disclosed, during Q1 ‘12, Wave issued 1.1 million shares of its Class A common stock through the ATM structure at an average price of $2.19 per share, raising net proceeds of  $2.4 million after deducting offering costs of $73,000.

About Wave Systems

Wave Systems Corp. reduces the complexity, cost and uncertainty of data protection by starting inside the device. Unlike other vendors who try to secure information by adding layers of software for security, Wave leverages the security capabilities built directly into endpoint computing platforms themselves. Wave has been a leading expert in this growing trend, leading the way with first-to-market solutions and helping shape standards through its work as a board member for the Trusted Computing Group.

Safe Harbor for Forward-Looking Statements

This press release may contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company’s financing plans; (ii) trends affecting the company’s financial condition or results of operations; (iii) the company’s growth strategy and operating strategy; and (iv) the declaration and payment of dividends. The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Wave assumes no duty to and does not undertake to update forward-looking statements.

All brands are the property of their respective owners.

Contact:
Wave Systems Corp.	Investor Relations
Gerard T. Feeney, CFO	David Collins, Eric Lentini
413-243-1600	212-924-9800
wavx@catalyst-ir.com

WAVE SYSTEMS CORP. AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31,
	2012	2011
Net revenues:
Licensing	6,658,267	7,264,119
Services	323,870	212,117
Total net revenues	$6,982,137	$7,476,236
Operating expenses:
Licensing - cost of net revenues	463,630	298,881
Services - cost of net revenues	61,830	74,047
Selling, general, and administrative	9,773,783	6,060,907
Research and development	5,017,479	3,298,787
Total operating expenses	15,316,722	9,732,622
Operating loss	(8,334,585)	(2,256,386)
Other income (expense):
Net currency transaction gain	23,600	—
Net interest expense	(2,105)	(1,301)
Total other income (expense)	21,495	(1,301)
Net loss	(8,313,090)	(2,257,687)
Loss per common share — basic and diluted	$(0.09)	$(0.03)
Weighted average number of common shares outstanding during the period	90,233,603	82,168,105

WAVE SYSTEMS CORP. AND SUBSIDIARIES

Consolidated Supplemental Schedule

(Unaudited)

	Three Months Ended March 31,
	2012	2011
Total net revenues	$6,982,137	$7,476,236
Net decrease in deferred revenue and unpaid deferrals	(278,806)	(1,898,859)

Total billings (Non-GAAP)	$6,703,331	$5,577,377

Net loss as reported	$(8,313,090)	$(2,257,687)
Net interest expense	2,105	1,301
Depreciation and amortization	526,789	123,808
Stock-based compensation expense	1,355,752	1,193,883

EBITDAS (Non-GAAP)	$(6,428,444)	$(938,695)

Non-GAAP Financial Measures:

As supplemental information, we provide the non-GAAP performance measures that we refer to as total billings and EBITDAS.  Total billings is provided in addition to, but not as a substitute for, GAAP total net revenues.  Total billings means the sum of total net revenues determined in accordance with GAAP, plus the increase or minus the decrease in deferred revenue.  We consider total billings an important measure of our financial performance, as we believe it best represents the continued increase in our software license upgrades.  Total billings is not a measure of financial performance under GAAP and, as calculated by us, may not be consistent with computations of total billings by other companies.   EBITDAS is defined as net income (loss) before interest income (expense), income taxes, depreciation and amortization and stock-based compensation.  EBITDAS should not be construed as a substitute for net income (loss) or net cash provided by (used in) operating activities (all as determined in accordance with GAAP) for the purpose of analyzing our operating performance, financial position and cash flows, as EBITDAS is not defined by GAAP.  However, we regard EBITDAS as a complement to net income (loss) and other GAAP financial performance measures, including an indirect measure of operating cash flow.

WAVE SYSTEMS CORP. AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

	March 31,	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$2,255,835	$3,385,035
Accounts receivable, net of allowance for doubtful accounts of $-0- at March 31, 2012 and December 31, 2011	4,294,539	7,198,645
Prepaid expenses	803,429	823,761
Total current assets	7,353,803	11,407,441
Property and equipment, net	1,160,213	1,236,844
Amortizable intangible assets, net	10,522,506	10,925,306
Goodwill	6,216,059	6,216,059
Other assets	327,160	336,607
Total Assets	25,579,741	30,122,257

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	7,569,921	6,701,026
Current portion of capital lease payable	73,466	72,074
Deferred revenue	5,654,184	6,619,257
Total current liabilities	13,297,571	13,392,357
Long-term portion of capital lease payable	25,763	44,659
Other long-term liabilities	56,410	66,283
Royalty liability	3,933,334	4,043,163
Long-term deferred revenue	1,145,242	1,035,220
Total liabilities	18,458,320	18,581,682
Stockholders’ Equity:
Common stock, $.01 par value. Authorized 150,000,000 shares as Class A; 90,982,357 shares issued and outstanding in 2012 and 89,574,385 in 2011	909,824	895,744
Common stock, $.01 par value. Authorized 13,000,000 shares as Class B; 35,556 shares issued and outstanding in 2012 and 2011	355	355
Capital in excess of par value	377,478,000	373,598,144
Accumulated deficit	(371,266,758)	(362,953,668)
Total Stockholders’ Equity	7,121,421	11,540,575
Total Liabilities and Stockholders’ Equity	$25,579,741	$30,122,257

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